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RATIO OF EARNINGS TO FIXED CHARGES. We have calculated PBG's ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings are before taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent which is the portion of the rent deemed representative of the interest factor.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)
                                                                      Exhibit 12

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
                                                                            FISCAL YEAR
                                                           2004       2003       2002      2001      2000
                                                           ----       ----       ----      ----      ----
NET INCOME BEFORE TAXES, MINORITY INTEREST AND
    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE   $   745    $   710    $   700   $   482   $   397

Undistributed (income) loss from equity
    investments                                                (1)        (1)         -         -         -
Fixed charges excluding capitalized  interest             $   261    $   270        221       217       222
                                                          -------    -------    -------   -------   -------
EARNINGS AS ADJUSTED                                      $ 1,005    $   979    $   921   $   699   $   619
                                                          =======    =======    =======   =======   =======
FIXED CHARGES:
    Interest expense                                      $   236    $   247    $   200   $   204   $   208
    Capitalized interest                                        -          -          -         1         1
    Interest portion of rental expense                         25         23         21        13        14
                                                          -------    -------    -------   -------   -------
TOTAL FIXED CHARGES                                       $   261    $   270    $   221   $   218   $   223
                                                          =======    =======    =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                           3.85       3.63       4.17      3.20      2.78
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